Exhibit 99.2

HCP PRICES OFFERING OF 12.5 MILLION SHARES

LONG BEACH, Calif.—March 31, 2008—HCP (NYSE:HCP) announced the pricing of its public offering of 12.5 million shares of common stock at a price per share of $32.78. The proceeds from this offering will be approximately $410 million and, together with the proceeds from its offering priced on March 26, 2008, HCP will be receiving aggregate net proceeds of approximately $560 million.

Each of the offerings of shares of HCP common stock may be made only by means of a prospectus, copies of which can be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, fax: 212-902-9316 or e-mail at prospectus-ny@ny.email.gs.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a self-administered REIT that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of December 31, 2007, HCP’s portfolio of properties, excluding assets held for sale but including mortgage loans and properties owned by unconsolidated joint ventures, totaled 753 properties among the following segments: 275 senior housing, 105 life science, 269 medical office, 41 hospital and 63 skilled nursing.

Forward-Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offerings and receive the resulting proceeds. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.